April 2, 2015

Eagle Rock Announces Redetermination of Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that effective April 1, 2015, the borrowing base under its senior secured credit facility has been decreased from $320 million to $270 million as part of the Partnership’s regularly scheduled semi-annual redetermination by its commercial lenders. The Partnership’s borrowing base is redetermined semi-annually effective April 1 and October 1. The Partnership is comfortably in compliance with the financial covenants under its senior secured credit facility.
As of April 1, 2015, the Partnership’s total liquidity was approximately $180 million, comprised of approximately $108 million of availability under its senior secured credit facility and approximately 3.1 million Regency units valued at close of market on April 1, 2015 at $72 million.
Joseph A. Mills, the Partnership's Chairman and Chief Executive Officer, stated, "With the recent downturn in commodity prices, we had anticipated we would see a reduction in our borrowing base. Despite the decrease, Eagle Rock still has ample liquidity, a robust hedge portfolio and a healthy leverage ratio.”
About the Partnership

Eagle Rock is a growth-oriented master limited partnership engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil.

Contact:

Eagle Rock Energy Partners, L.P.

Bob Haines, 281-408-1303
Senior Vice President and Chief Financial Officer

Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations